Exhibit 99.1

  ADVO and MediaNews Form Second Advertising Alliance in Los Angeles

    WINDSOR, Conn. & DENVER--(BUSINESS WIRE)--May 12, 2005--ADVO, Inc. (NYSE:AD) and MediaNews Group, Inc. today announced that they are launching a strategic alliance to jointly distribute advertising inserts to the millions of consumers in the Los Angeles market on Thursdays and Fridays. This alliance offers advertisers in this lucrative market the opportunity to distribute their print advertising through a combination of newspaper and mail, and aligns with the end-of-week mailing that ADVO launched in Southern California last fall.
    MediaNews, one of the nation's largest newspaper companies, and ADVO, the nation's largest direct mail company, launched a similar, mid-week alliance in Los Angeles in August 2003. Revenues for this initial alliance, which will now operate in tandem with the end-of-week program, have grown more than 15% over this time. In 2004, consumers in the region spent more than $120 billion on retail purchases.
    In this new strategic alliance, which will begin in June, MediaNews' Los Angeles Newspaper Group (LANG) will merge its promotional inserts with ADVO's ShopWise(R) advertising package. Subscribers to eight LANG newspapers will receive the inserts on top of their Thursday newspaper, ensuring high visibility of the advertising offers, while non-subscribers will receive their ShopWise(R) packages in their mailboxes on Thursdays and Fridays. To maximize their return on investment, retailers tapping the program can target their ads and deliver them at the sub-zip-code level using ADVO's proprietary market saturation database, the most accurate and comprehensive prospect list in the country.
    "Southern California is a land of 'mosts' -- most lucrative retail market, most geographically dispersed, and most ethnically diverse," said ADVO's CEO Scott Harding. "These factors, and more, make it one of the toughest for advertisers to reach their target consumers, cost-effectively and with precision. This alliance offers a solution that attacks that challenge head on. By combining the efficiency of the newspaper's delivery channel and the precision of ADVO's targeting and reach via direct mail, we will provide consumers with high-value promotional packages that drive readership, response and the ROI that today's advertisers demand."
    "This is a great opportunity to provide our advertisers with yet another vehicle to reach their targeted audience. This new alliance is a significant enhancement to the already vast portfolio of products that we have to offer our advertisers daily," said Gerald Grilly, President and CEO of the Los Angeles Newspaper Group.
    The Los Angeles Newspaper Group is made up of The Los Angeles Daily News, Long Beach Press Telegram, San Gabriel Valley Tribune, Pasadena Star-News, Whittier Daily News, San Bernardino Sun, Redlands Daily Facts, and Inland Valley Daily Bulletin.
    The alliance enhances ADVO's recent expansion in Southern California. Last fall, the company doubled its advertising capacity in the market, adding a second, end-of-week mailing reaching 7.2 million households in the region. In Los Angeles alone, the company reaches
5.5 million consumers with its two advertising packages each week. MediaNews Group and ADVO operate similar alliances in Northern
California, Denver, and Connecticut. ADVO has a total of 29 newspaper alliances nationwide, reaching approximately 10 million households.

    MediaNews Group

    MediaNews Group is one of the largest newspaper companies in the U.S. situated throughout California, the Rocky Mountain region and the Northeast. The company is privately owned and operates 40 daily newspapers in 9 states with combined daily and Sunday circulation of approximately 1.7 million and 2.3 million. The company can be visited online at www.medianewsgroup.com.

    ADVO

    ADVO is the largest home-delivered print advertising company in the U.S., with annual revenues of more than $1.2 billion. Serving 20,000 leading national, regional and local retailers, the company reaches 112 million homes, or 90% of the nation's households, with its ShopWise(R) shared mail advertising. At the same time, the company's industry-leading consumer database technologies, coupled with its unparalleled logistics capabilities, enable retailers seeking superior ROI to target, version and deliver their ADVO print ads directly to consumers most likely to respond. ADVO employs 3,700 people at its 23 mail processing facilities, 33 sales offices and headquarters in Windsor, CT. The company can be visited online at www.ADVO.com.

    CONTACT: ADVO
             Pam Kueber, 860-298-5797
             or
             LANG
             Bill Vanlaningham, 818-713-3501